As filed with the Securities and Exchange Commission on April 17, 2014

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Embraer S.A. (Exact name of Registrant as specified in its charter)	Embraer Overseas Limited (Exact name of Registrant as specified in its charter)
Embraer Inc. (Translation of Registrant’s name into English)
Federative Republic of Brazil (State or Other Jurisdiction of Incorporation or Organization)	Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)
3721 (Primary Standard Industrial Classification Code Number)	3721 (Primary Standard Industrial Classification Code Number)
Not Applicable (I.R.S. Employer Identification No.)	Not Applicable (I.R.S. Employer Identification No.)

Av. Brigadeiro Faria Lima, 2170, F-56, térreo, sala 2656
12227-901 – São José dos Campos, SP, Brazil
55-12-3927-1000
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, NY 10001
1-800-767-1553
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Richard S. Aldrich, Jr., Esq.
Skadden, Arps, Slate, Meagher & Flom, LLP
Av. Brig. Faria Lima, 3311
04538-133  São Paulo-SP, Brazil

Approximate date of commencement of proposed offer to the public:  As soon as practicable after this registration statement becomes effective.

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
5.696% Senior Notes Due 2023	US$540,518,000	100%	US$540,518,000	US$69,618.72
Guaranty	US$540,518,000	—	—	None(2)

(1)     The securities being registered hereby are offered in exchange for 5.696% Senior Notes due 2023 previously sold in transactions exempt from registration under the Securities Act of 1933.  The registration fee has been computed based on the face value of the securities pursuant to Rule 457 under the Securities Act.

(2)     Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guaranty.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 17, 2014

PRELIMINARY PROSPECTUS

EMBRAER OVERSEAS LIMITED
OFFER TO EXCHANGE

US$540,518,000 aggregate principal amount of its

5.696% Senior Notes due 2023

(the "exchange notes")

that have been registered under the Securities Act of 1933

for any and all

Unregistered 5.696% Senior Notes due 2023

(the "unregistered notes")

Unconditionally Guaranteed as to payment of principal and interest by

EMBRAER S.A.

This prospectus and accompanying letter of transmittal relate to the proposed offer by Embraer Overseas Limited to exchange up to US$540,518,000 aggregate principal amount of exchange notes, which are registered under the Securities Act of 1933, as amended, or the Securities Act, for any and all of its unregistered notes, which were issued on September 16, 2013 and September 30, 2013.  The exchange notes are unconditionally guaranteed as to payment of principal and interest by Embraer S.A. Embraer Overseas Limited is a wholly owned subsidiary of Embraer S.A.  The unregistered notes have certain transfer restrictions.  The exchange notes will be freely transferable.

•         The exchange offer will expire at              , New York City time, on                   , 2014.

•         Tenders of outstanding unregistered notes may be withdrawn at any time before        on the date the exchange offer expires.

•         All outstanding unregistered notes that are validly tendered and not validly withdrawn will be exchanged.

•         The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except they are registered under the Securities Act, do not have any transfer restrictions and do not have registration rights or rights to additional interest.

•         The exchange of unregistered notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•         Neither Embraer Overseas Limited nor Embraer S.A. will receive any proceeds from the exchange offer.

•         Application will be made to list the exchange notes on the New York Stock Exchange.

Please see “Risk Factors” beginning on page 9 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2014

Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus.  Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company, or DTC, or by book-entry transfer at Clearstream Banking, societe anonyme, or Clearstream or Euroclear Bank S.A./N.A., as operator of the Euroclear System, or Euroclear.  All deliveries are at the risk of the holder.  You can find detailed instructions concerning delivery in the section “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange notes for your account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes.  The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.  You may use this prospectus, as we may amend or supplement it in the future, for your resale of exchange notes.  We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of consummation of this exchange offer.

TABLE OF CONTENTS

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.  You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference.  Our business financial condition, results of operations and prospects may have changed since then.  Neither Embraer Overseas Limited nor Embraer S.A. is making an offer of the notes in any jurisdiction where the offer is not permitted.

In this prospectus, “we,” “us,” and “our” refer to Embraer S.A. and its consolidated subsidiaries, unless otherwise specified, and all references to “Embraer Overseas” refer to Embraer Overseas Limited and “Embraer” refer to Embraer S.A.  Whenever we refer in this prospectus to the 5.696% Senior Notes due 2023 issued on September 16, 2013 and September 30, 2013, we will refer to them as the “unregistered notes.”  Whenever we refer in this prospectus to the registered 5.696% Senior Notes due 2023, we will refer to them as the “exchange notes.”  The unregistered notes and the exchange notes are collectively referred to as the “notes.”  All references in this prospectus to “real,” “reais,” or “R$” are to the legal currency of Brazil and all references to “U.S. dollar,” “U.S. dollars” or “US$” are to the legal currency of the United States.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act of 1934, as amended or the Exchange Act.  Accordingly, we are required to file reports and other information with the Securities and Exchange Commission, or SEC.

Embraer Overseas is not required under the Exchange Act to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Embraer Overseas’ financial condition, results of operations and cash flows are consolidated into our financial statements.

You may inspect and copy reports and other information to be filed by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  You may obtain copies of these materials upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the charges for mailing copies of the documents we have filed.  You may also inspect and copy this material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

In order to obtain timely delivery of these documents, you must request the information no later than         , 2014, which is five business days before the expiration date of the exchange offer.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus.  Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.

We incorporate by reference in this prospectus the following documents: (1) our annual report on Form 20-F for the year ended December 31, 2013 filed on March 20, 2014, or our 2013 Form 20-F, which is; and (2) our report on Form 6-K submitted on April 15, 2014, all of which are available at www.sec.gov under Embraer S.A., CIK number 0001355444.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act, and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus, in each case, after the date of this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another.  If you find inconsistencies you should rely on the statements made in the most recent document.  All information appearing in this prospectus, is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, at no cost to such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such document until the exchange offer is complete.  You may make such a request by writing or telephoning us at the following mailing address or telephone number:

Luciano Rodrigues Fróes, Head of Investor Relations
Embraer S.A.
Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos, S.P.
Brazil
Telephone:  +(55-12) 3927-4404

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This prospectus, as well as information incorporated by reference in this prospectus, includes forward-looking statements, principally in “Risk Factors” in this prospectus, “Item 3D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” included in our 2013 Form 20-F.  These forward-looking statements include, but are not limited to, statements about the current conditions and future trends in the airline industry and executive jet market, financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of our management, and other matters.

These forward-looking statements are based largely on our current beliefs and expectations about future events and financial trends affecting our businesses and are subject to risks, uncertainties and assumptions, including, among other things:

•         general economic, political and business conditions, both in Brazil and in our other markets;

•         changes in competitive conditions and in the general level of demand for our products;

•         management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•         the effects of customers canceling, modifying and/or rescheduling contractual orders;

•         the effect of changing priorities or reductions in the Brazilian federal government or international government defense budgets on our revenues;

•         continued successful development and marketing of the EMBRAER 170/190 jet family, our line of executive jets (including the Phenom 100, Phenom 300, Lineage 1000, Legacy 450 and Legacy 500) and our defense aircraft;

•         our level of indebtedness;

•         anticipated trends in our industry, including but not limited to the continuation of long-term trends in passenger traffic and revenue yields in the airline industry;

•         our short- and long-term outlook for the 30-120 seat commercial airline market;

•         our expenditure plans;

•         inflation and fluctuations in exchange rates;

•         the impact of volatile fuel prices and the airline industry’s response;

•         our ability to develop and deliver our products on a timely basis;

•         availability of sales financing for our existing and potential customers;

•         existing and future governmental regulation;

•         our relationship with our workforce;

•         other risk factors discussed in our 2013 Form 20-F; and

•         the other factors discussed under “Risk Factors” in this Prospectus.

The words “believe,” “may,” “will,” “forecast,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements.  We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and in the information incorporated by reference into this prospectus might not occur.

Actual results and performance could differ substantially from those anticipated in forward-looking statements as a result of various factors such as those risks described in this prospectus and in the information incorporated by reference into this prospectus, including our 2013 Form 20-F.  Potential investors should not place undue reliance on these forward-looking statements.

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SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. You should pay special attention to the “Risk Factors” section of this prospectus  and the documents included herein, including our 2013  Form 20-F, containing our audited consolidated financial statements as of  December 31, 2013  and 2012  and for each of the years ended December 31, 2013, 2012  and 2011. See “Presentation of Financial and Other Information” herein and “Introduction—Presentation of Financial and Other Data” in our 2013  Form 20-F.

Embraer Overseas Limited

Embraer Overseas is a Cayman Island exempted limited liability company and a wholly owned subsidiary of Embraer S.A., a Brazilian corporation, and was established primarily to act as a finance subsidiary of Embraer. Its registered office is at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its statutory documents and any other documents concerning Embraer Overseas which are referred to in this prospectus  can be inspected at Embraer Overseas’ headquarter at the same address. No financial statements have been produced for Embraer Overseas as of the date of this prospectus  and no financial statements are expected to be prepared for Embraer Overseas in the future.

Embraer S.A.

We are one of the leading manufacturers of commercial aircraft (i.e., regional and mid-capacity jets) in the world, based on 2013 revenue arising from sales of commercial aircraft, and have a global customer base. Our focus is achieving customer satisfaction with a range of products and services addressing the commercial airline, executive jet and defense and security markets. Our Commercial Aviation business, including aviation-related services, accounted for 53% of our revenue in 2013. We are the leading supplier of defense aircraft to the Brazilian Air Force, based on number of aircraft sold, and we have sold aircraft to armed forces in Europe, Asia, the United States and Latin America. Our Defense & Security business, including aviation related services, accounted for 19.2% of our revenue in 2013. We have developed a line of executive jets based on one of our regional jet platforms and launched new executive jets in the entry-level, light, ultra-large and mid-light/mid-size categories: the Phenom 100/300 family, the Lineage 1000 and the Legacy 450/500 family, respectively. Our Executive Jets business, including aviation related services, accounted for 26.4% of our revenue in 2013. Providing high quality customer support is a key element of our customer focus and is critical to our ability to maintain long-term customer relationships. Other related businesses accounted for 1.4% of our revenue in 2013. For the year ended December 31, 2013, we generated revenue of US$6,235 million, of which approximately 78% was U.S. dollar-denominated. At December 31, 2013, we had a total firm order backlog of US$18.2 billion, which included 429 firm orders for commercial aircraft.

Company Information

We are a joint stock company duly incorporated under the laws of Brazil with an indefinite term of duration. Originally formed in 1969 by the Brazilian federal government, we were privatized in 1994. In connection with our privatization, we were transformed into a publicly held corporation and we are subject to the provisions of Brazilian Corporate Law. Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil. Our telephone number is +55-12-3927-4404. Our agent for service of process in the United States is National Registered Agents, Inc., with offices at 111 Eighth Avenue, New York, New York 10011, telephone number +1-800-767-1553.

We maintain an Internet site at www.embraer.com. Information contained on our Internet site is not a part of, or incorporated by reference in, this prospectus.

Summary of the Exchange Offer

On September 16, 2013 and September 30, 2013, Embraer Overseas issued approximately $540.5 million aggregate principal amount of unregistered 5.696% Senior Notes due 2023.  The unregistered notes are fully, unconditionally and irrevocably guaranteed as to payment of principal and interest by Embraer.  On September 16, 2013, we entered into a registration rights agreement in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act but otherwise having substantially identical terms to the unregistered notes.  This exchange offer is intended to satisfy these rights.  After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your notes.  The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the notes.  The exchange notes will also be fully, unconditionally and irrevocably guaranteed as to payment of principal and interest by Embraer.  The form and terms of the exchange notes are identical in all material respects to the form and terms of the unregistered notes, except that the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends; the exchange notes will not have registration rights; and the exchange notes will not have rights to additional interest.  For additional information on the terms of this exchange offer, see “The Exchange Offer.”

The Exchange Offer

Embraer Overseas is offering to exchange each US$1,000 principal amount of its 5.696% Senior Notes due 2023, which have been registered under the Securities Act, for $1,000 principal amount of its outstanding unregistered 5.696% Senior Notes due 2023 that were issued in September 2013. As of the date of this prospectus, $540,518,000 million in principal amount of its unregistered notes is outstanding.

Expiration of the Exchange Offer	The exchange offer will expire at , New York City time, on , 2014, unless we decide to extend the exchange offer.
Conditions of the Exchange Offer

Embraer Overseas will not be required to accept for exchange any unregistered notes, and Embraer may amend or terminate the exchange offer, if the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.

Resales of the Exchange Notes

Based on interpretative letters of the SEC staff to third parties unrelated to us, Embraer Overseas believes that you can resell and transfer the exchange notes you receive pursuant to this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•   no law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated which, in Embraer Overseas’ good faith determination, does not permit it to effect the exchange offer;

•   at the time of commencement of the exchange offer, you had no arrangement or understanding with any person to participate in the distribution of the unregistered notes or exchange notes;

•   you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of Embraer Overseas or Embraer or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•   if you are a broker-dealer, you have not entered into any arrangement or understanding with Embraer Overseas or Embraer or any “affiliate” of Embraer Overseas or Embraer (as defined in Rule 405 under the Securities Act) to distribute the exchange notes;

•   if you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes; and

•   you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to accept the exchange offer, you must represent to Embraer Overseas that these conditions have been met.

If the belief of Embraer Overseas is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. Embraer Overseas does not assume or indemnify you against such liability.

Accrued Interest on the Exchange Notes and Unregistered Notes

The exchange notes will accrue interest from and including March 16, 2014, the previous date on which interest was paid on the unregistered notes. Embraer Overseas will pay interest on the exchange notes semiannually on March 16 and September 16 of each year, commencing September 16, 2014.

Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Procedures for Tendering Unregistered Notes

If you wish to participate in the exchange offer, you must:

•   transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal. These materials must be received by the exchange agent before , New York City time, on , 2014, the expiration date of the exchange offer. You must also provide physical delivery of your unregistered notes to the exchange agent’s address as set forth in the letter of transmittal. The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer—Procedures for Tendering;” or

•   you may effect a tender of unregistered notes electronically by book-entry transfer into the exchange agent’s account at DTC and through Clearstream Banking or Euroclear pursuant to established procedures between DTC and Euroclear or Clearstream Banking. By tendering the unregistered notes by book-entry transfer, you must agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners

If you are a beneficial owner of unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder promptly and instruct them to tender your unregistered notes on your behalf.

Guaranteed Delivery Procedures for Unregistered Notes

If you cannot meet the expiration deadline, or you cannot deliver on time your unregistered notes, the letter of transmittal or any other required documentation, or comply on time with DTC’s, Euroclear’s or Clearstream Banking’s respective standard operating procedures for electronic tenders, you may tender your unregistered notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to , New York City time, on , 2014, the expiration date.
Consequences of Failure to Exchange

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes will continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before this exchange offer. The unregistered notes will, after this exchange offer, bear interest at the same rate as the exchange notes.

Certain U.S. Federal Income Tax Consequences

The exchange of the unregistered notes for exchange notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Taxation—Certain U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	Neither Embraer Overseas nor Embraer will receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent for Unregistered Notes

The Bank of New York Mellon, the trustee under the indenture for the notes, is serving as the exchange agent in connection with the exchange offer. The Bank of New York Mellon, as exchange agent, can be reached at 101 Barclay Street, 4E, New York, NY 10286.

Summary Description of the Exchange Notes

The following summarized description of the exchange notes is subject to a number of important exceptions and qualifications.  For additional information on the terms of the exchange notes, see “Description of the Notes.”

Issuer	Embraer Overseas.
Guarantor	Embraer.
Exchange Notes Offered	US$540,518,000 aggregate principal amount of 5.696% Senior Notes due 2023.
Guarantee

Embraer will irrevocably and unconditionally guarantee the full and punctual payment of principal, interest, additional amounts and all other amounts that may become due and payable in respect of the exchange notes.

Maturity Date	September 16, 2023.
Interest Rate	The exchange notes will bear interest at the rate of 5.696% per annum from March 16, 2014 based upon a 360-day year consisting of twelve 30-day months.
Interest Payment Dates	Interest on the exchange notes will be payable semi-annually on March 16 and September 16 of each year, commencing on September 16, 2014.
Ranking

The exchange notes are senior obligations of Embraer Overseas and are not secured by any collateral. The right to payment under the exchange notes will be:

• equal in right of payment to all other existing and future unsecured and unsubordinated debt of Embraer Overseas;

• senior in right of payment to Embraer Overseas’ subordinated debt; and

• effectively subordinated to debt and other liabilities (including trade payables) of Embraer Overseas’ subsidiaries and to secured debt of Embraer Overseas to the extent of such security.

The guarantee will be a general obligation of Embraer and is not secured by any collateral. The right to payment under the guarantee will be:

• equal in right of payment to all other existing and future unsecured and unsubordinated debt of Embraer;

• senior in right of payment to Embraer’s subordinated debt; and

• effectively subordinated to certain obligations having statutory preference, including claims for salaries, wages, social security, taxes, and court fees, expenses and costs, and to debt and other liabilities (including trade payables) of Embraer’s subsidiaries and to secured debt of Embraer to the extent of such security.

Payment of Additional Amounts

Embraer Overseas, in respect of the notes, and Embraer, in respect of the guarantee, will pay additional amounts in respect of any payments of interest or principal so that the amount you receive after Brazilian or Cayman Islands withholding tax will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions.

Tax Redemption

Embraer Overseas may, at its option, redeem the notes, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, upon the occurrence of specified events relating to the applicable tax law. See “Description of Exchange Notes—Redemption and Repurchase—Tax Redemption.”

Optional Redemption

Embraer Overseas may, at its option, redeem the notes, in whole or in part, by paying the principal amount of the notes being redeemed and a “make-whole” amount (if applicable), plus, accrued interest. See “Description of Exchange Notes—Redemption and Repurchase—Optional Redemption With ‘Make-Whole’ Amount.”

Covenants

The indenture governing the notes contains restrictive covenants that, among other things and subject to certain exceptions,

(1) limit Embraer’s ability to:

• incur liens; and

• consolidate, merge or transfer assets; and

(2) limit the ability of Embraer Overseas to:

• incur liens;

• consolidate, merge or transfer assets; and

• engage in certain activities and transactions.

Further Issuances

Embraer Overseas will reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the exchange notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the exchange notes.

Form and Denomination; Settlement

The exchange notes will be issued in the form of global notes in fully registered form without interest coupons. The global notes will be exchanged or transferred, as the case may be, for definitive certificate notes in fully registered form without interest coupons only in limited circumstances. The exchange notes will be issued in registered form in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. See “Description of the Exchange Notes—General.”

The exchange notes will be delivered in book-entry form through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream Banking, and will trade in DTC’s Same-Day Funds Settlement System.

Listing

Application will be made to list the exchange notes on the New York Stock Exchange. We cannot assure you, however, that this application will be accepted. Currently, there is no public market for the notes.

Use of Proceeds	Neither Embraer Overseas nor Embraer will receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”
Governing Law	The indenture, the exchange notes and the guarantee will be governed by the laws of the State of New York.
Trustee, Registrar and Transfer Agent	The Bank of New York Mellon.
Principal Paying Agent	The Bank of New York Mellon.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Embraer is set forth below for each year in the five-year period ended December 31, 2013.

For purposes of computing the following ratios, earnings are defined as income before taxes plus fixed charges and amortization of capitalized interest less capitalized interest and preferred stock dividend requirements.  Fixed charges consist of interest (capitalized and expensed), amortization of deferred debt issuance costs, and that portion of rental expense that is representative of the interest factor and preferred stock dividend requirements of majority-owned subsidiaries.

	Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	5.49	6.19	3.38	5.36	3.68

RISK FACTORS

You should consider carefully the risks and uncertainties described below in addition to all the other information included or incorporated by reference into this prospectus, including under the heading “Item 3D. Risk Factors” in our 2013 Form 20-F, before deciding to invest in the notes.  Our business, financial condition or results of operations could be materially adversely affected by any of the risks and uncertainties described herein or therein.  Additional risks not presently known to us or that we currently deem immaterial may also impair our financial condition and business operations.

Risks Relating to the Notes

We may not be able to generate sufficient cash to service all of our current or future indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive market conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable, or the lenders under our credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings.

The indenture does not contain financial covenants restricting the incurrence of future indebtedness by us or our subsidiaries.

Neither we nor any of our subsidiaries are restricted from incurring additional debt under the indenture. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

Embraer Overseas has no revenue-generating operations of its own, so that holders of the notes must depend on Embraer to provide Embraer Overseas with sufficient funds to make payments on the notes when due.

Embraer Overseas is a direct wholly-owned subsidiary of Embraer and was incorporated in the Cayman Islands as a company with limited liability on September 22, 2006. Embraer Overseas was established primarily to act as a finance subsidiary of Embraer. Accordingly, the ability of Embraer Overseas to pay principal, interest and other amounts due on the notes will depend upon Embraer’s financial condition and results of operations. In the event of an adverse change in Embraer’s financial condition or results of operations, Embraer Overseas may not have sufficient funds to repay all amounts due on or with respect to the notes.

Developments in other emerging markets may adversely affect the market value of the notes.

The market price of the notes may be adversely affected by declines in the international financial markets and world economic conditions. Brazilian securities markets are, to varying degrees, influenced by economic and market conditions in other emerging market countries, especially those in Latin America. Although economic conditions are different in each country, investors’ reaction to developments in one country may affect the securities markets and the securities of issuers in other countries, including Brazil. We cannot assure you that the market for Brazilian securities will not continue to be affected negatively by events elsewhere, particularly in emerging markets, or that such developments will not have a negative impact on the market value of the notes.

Payments on the notes and the guarantees will be junior to any secured debt obligations of Embraer Overseas and Embraer, as the case may be, and effectively junior to debt obligations of our subsidiaries.

The notes and the guarantees will constitute unsecured unsubordinated obligations of Embraer and Embraer Overseas and will rank equal in right of payment with all of the other existing and future unsecured unsubordinated indebtedness of Embraer and Embraer Overseas. Although the holders of the notes will have a direct, but unsecured claim on the assets and property of Embraer and Embraer Overseas, payment on the notes will be subordinated to secured debt of Embraer Overseas to the extent of the assets and property securing such debt. In addition, under Brazilian law, our obligations under the guarantees are subordinated to certain statutory preferences, including claims for wages, secured obligations, social security, taxes, court fees, expenses and costs, as well as to other statutory claims specific to the aircraft industry. In the event of the liquidation of Embraer or Embraer Overseas, such statutory preferences will have preference over any other claims, including claims by any holder of the notes.

At December 31, 2013, on a consolidated basis, we had US$2,194.3 million of debt outstanding. Of this debt, US$331.6 million was secured debt and US$1,038.9 million was debt of our subsidiaries.

In addition, at December 31, 2013, we had off-balance sheet exposure of US$655.4 million relating to financial and residual value guarantees, which are secured by expected proceeds from performance guarantees and sale of underlying assets that at December 31, 2013 totaled US$907.8 million. This amount represents the aggregate result of various transactions and, on a case-by-case basis, we may face shortfalls from time to time.

Any right of the holders of the notes to participate in the assets of our subsidiaries upon any liquidation or reorganization will be subject to the prior claims of the creditors of our subsidiaries. The indenture includes a limitation on our ability, in the future, to create liens, although such limitation is subject to certain significant exceptions. The indenture does not restrict our subsidiaries, other than Embraer Overseas, from creating liens.

We conduct a portion of our business operations through our subsidiaries. In servicing payments to be made on the notes, we will rely, in part, on cash flows from these subsidiaries, which consist mainly of dividend payments.

The ability of these subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of Brazilian corporate and other law and restrictions contained in agreements entered into by, or relating to, these entities.

The foreign exchange policy of Brazil may affect our ability to make money remittances outside Brazil in respect of the notes.

Under Brazilian regulations, Brazilian companies are not required to obtain authorization from the Central Bank of Brazil, or the Central Bank, in order to make payments in U.S. dollars outside Brazil under the notes in favor of foreign persons, such as the holders of the notes. We cannot assure you that these regulations will continue to be in force at the time we are required to perform our payment obligations under the notes. If these regulations or their interpretation are modified and an authorization from the Central Bank is required, Embraer may need to seek an authorization from the Central Bank to transfer the amounts under the notes out of Brazil or, alternatively, make such payments with funds held by us outside Brazil. We cannot assure you that such an authorization will be obtained or that such funds will be available.

Restrictions on the movement of currency out of Brazil may impair the ability of holders of the notes to receive interest and other payments on the notes.

The Brazilian government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds of their investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a material imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance. The Brazilian government imposed remittance restrictions for approximately six months in 1990. Similar restrictions, if imposed in the future, would impair or prevent the conversion of interest or principal payments on the notes by Embraer from reais  into U.S. dollars and the remittance of U.S. dollars abroad to holders of the notes. The Brazilian government may take similar measures in the future.

We cannot assure you that an active trading market for the notes will develop.

The notes constitute a new issue of securities, for which there is no existing market. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments in and affecting Brazil and the market for similar securities. We cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•              the number of holders of notes;

•              our operating performance and financial condition;

•              the market for similar securities;

•              the interest of securities dealers in making a market in the notes; and

•              prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

Judgments of Brazilian courts enforcing our obligations under the notes would be payable only in reais.

If proceedings were brought in the courts of Brazil seeking to enforce our obligations under the notes, in particular the guarantees provided by Embraer, we would not be required to discharge such obligations in a currency other than reais. Any judgment obtained against us in Brazilian courts in respect of any payment obligations under the notes and their guarantees will be expressed in reais  equivalent to the U.S. dollar amount at the exchange rate published by the Central Bank on the date on which such judgment is rendered. We cannot assure you that this exchange rate will afford you full compensation of the amount invested in the notes.

Changes in our credit ratings may adversely affect the value of the notes.

The notes have been rated by credit rating agencies. Such ratings are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We would be required to pay amounts only in reais  in case of bankruptcy.

Any judgment obtained against us in the courts of Brazil in respect of any of our payment obligations under the notes by reason of acceleration of the notes upon our bankruptcy will be expressed in the reais  equivalent of the U.S. dollar amount of such sum at the exchange rate on the date at which a judicial decision declaring our bankruptcy is rendered. Accordingly, in case of bankruptcy, all credits held against us denominated in foreign currency will be converted into reais at the prevailing exchange rate on the date of declaration of bankruptcy by the judge. In this case, authorization by the Central Bank may be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

Risks relating to the Unregistered Notes

If you do not participate in the exchange offer, you will continue to be subject to transfer restrictions.

If you do not exchange your unregistered notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your unregistered notes.  We do not intend to register the unregistered notes under the Securities Act.  To the extent unregistered notes are tendered and accepted in the exchange offer, the trading market, if any, for the unregistered notes would be adversely affected.  See “The Exchange Offer.”

USE OF PROCEEDS

Neither Embraer Overseas nor Embraer will receive any proceeds from the exchange offer.  In consideration for issuing the exchange notes contemplated by this prospectus, Embraer Overseas will receive unregistered notes from you in like principal amount.  The unregistered notes surrendered in exchange for exchange notes will be retired and cancelled and cannot be reissued.  Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

No proceeds were received from the issuance in September 2013 of the unregistered notes in exchange for our then-outstanding 6.375% Notes due 2017 and 6.375% Notes due 2020.

EXCHANGE RATES

Prior to March 4, 2005, there were two principal legal foreign exchange markets in Brazil:

•         the commercial rate exchange market, and

•         the floating rate exchange market.

Most trade and financial foreign exchange transactions were carried out on the commercial rate exchange market. These included the purchase or sale of shares or payment of dividends or interest with respect to shares. Foreign currencies could be purchased only in the commercial exchange market through a Brazilian bank authorized to buy and sell currency in these markets. In both markets, rates were freely negotiated.

Resolution No. 3,265 by the Conselho Monetário Nacional (National Monetary Council), or CMN, dated March 4, 2005, consolidated the foreign exchange markets into one single foreign exchange market, effective as of March 14, 2005. All foreign exchange transactions are now carried out through institutions authorized to operate in the consolidated market and are subject to registration with the electronic registration system of the Central Bank of Brazil, or Central Bank. Foreign exchange rates continue to be freely negotiated, but may be influenced by Central Bank intervention.

Since 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely, and during that period, the real/U.S. dollar exchange rate has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian federal government will continue to let the real  float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real  may depreciate or appreciate against the U.S. dollar substantially in the future.

The following table sets forth the selling exchange rate, expressed in reais  per U.S. dollar, for the periods indicated:

	Exchange Rate of Reais to US$1.00
Year ended December 31,	Low	High	Average(1)	Period-end
2009	1.7024	2.4218	1.9957	1.7412
2010	1.6554	1.8811	1.7601	1.6662
2011	1.5345	1.9016	1.6709	1.8758
2012	1.7024	2.1121	1.9588	2.0435
2013	1.9528	2.4457	2.1741	2.3426

	Exchange Rate of Reais to US$1.00
Month/period ended	Low	High	Average(2)	Period-end
October 31, 2013	2.1611	2.2123	2.1886	2.2026
November 30, 2013	2.2426	2.3362	2.2954	2.3249
December 31, 2013	2.3102	2.3817	2.3455	2.3426
January 31, 2014	2.3335	2.4397	2.3822	2.4263
February 28, 2014	2.3334	2.4238	2.3837	2.3334
March 31, 2014	2.2603	2.3649	2.3298	2.2603
April 15, 2014	2.1974	2.2811	2.2340	2.2096

Source: Central Bank.

(1)     Represents the average of the exchange rates on the last day of each month during the relevant periods.

(2)     Represents the average of the exchange rates during the relevant periods.

THE EXCHANGE OFFER

Embraer Overseas issued the unregistered notes to certain holders of its 6.375% Notes due 2017 and 6.375% Notes due 2020 in an exchange offer in reliance on Rule 144A and Regulation S under the Securities Act.  On September 16, 2013, we entered into a registration rights agreement with Citigroup Global Markets Inc., Deutsche Bank Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the dealer managers.  Under the registration rights agreement, we and Embraer Overseas agreed:

•         to use our reasonable best efforts to cause to be filed a registration statement covering an offer to the holders to exchange all the unregistered notes for exchange notes;

•         to use our reasonable best efforts to have such registration statement become and remain effective until July 29, 2014 for use by one or more participating broker-dealers; and

•         to commence the exchange offer promptly after the registration statement is declared effective by the SEC and use our reasonable best efforts to complete the exchange offer not later than 60 days after such effective date.

If you participate in the exchange offer, you will, with limited exceptions, receive exchange notes that are freely tradable and not subject to restrictions on transfer.  You should read the information in this prospectus under the heading “—Resale of Exchange Notes” for more information relating to your ability to transfer exchange notes.

The exchange offer is not being made to, nor will Embraer Overseas accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights.  In that case, your unregistered notes will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

In the registration rights agreement, we agreed to file a shelf registration statement only if:

•         the exchange offer as contemplated by the registration rights agreement is not available or may not be completed because it would violate any applicable law or interpretation of the staff of the SEC;

•         for any other reason the exchange offer is not consummated by July 29, 2014; or

•         we receive a written request (a “Shelf Request”) from any holder that it holds unregistered securities that are or were ineligible to be exchanged in the exchange offer.

If a shelf registration statement is required, we will use our reasonable best efforts to:

•         file the shelf registration statement with the SEC as soon as practicable;

•         in the event of a receipt of a Shelf Request, use our reasonable best efforts to file and to have become effective both a registration statement with respect to all unregistered securities and a shelf registration statement with respect to offers and sales of unregistered securities held by dealer managers after completion of the exchange offer;

•         cause the shelf registration statement to be declared effective; and

•         keep the shelf registration statement effective until the earliest of (1) the date on which all of the unregistered notes covered by the shelf registration statement have been exchanged or disposed of pursuant thereto or (2) the date on which the unregistered notes covered by the shelf registration statement cease to be outstanding.

We or Embraer Overseas may give notice to suspend the disposition of the unregistered securities pursuant to the shelf registration statement, provided however, that in such circumstances we and Embraer Overseas will extend the period during which such shelf registration statement will be maintained effective.  We and Embraer Overseas may give any such notice only twice during any 365-day period and any such suspensions shall not exceed 45 days in any 3-month period or 90 days in any 12-month period for each such suspension, and there shall not be more than two suspensions in effect during any 365-day period.

The shelf registration statement will permit only certain holders to resell their unregistered notes from time to time.  In particular, Embraer Overseas may require that each holder furnish to us such information concerning the holder and the distribution of their unregistered notes, and Embraer Overseas may exclude from registration the unregistered notes of any holder that fails to furnish such information within a reasonable time after receiving the request.

If we are required to file a shelf registration statement, Embraer Overseas will provide to each holder of unregistered notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective.  A holder who sells unregistered notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers.  Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including the applicable indemnification obligations).

Additional Interest

If a registration default (as defined below) occurs, we will be required to pay additional interest to each holder of unregistered notes.  During the first 90-day period that a registration default occurs, we will pay additional interest equal to 0.25% per annum, which will increase by an additional 0.25% per annum during each subsequent 90-day period, up to a maximum of 0.50% per annum, until each registration default has been cured.  Such additional interest will accrue only for those days that a registration default occurs and is continuing.  Following the cure of all registration defaults, no more additional interest will accrue.  You will not be entitled to receive any additional interest if you failed to comply with your obligations to make certain representations or provide certain information as required in the registration rights agreement.

A “registration default” includes any of the following:

•         The exchange offer has not been completed on or prior to July 29, 2014;

•         The shelf registration statement, if required, has not become effective on or prior to July 29, 2014; or

•         In the event we have received a Shelf Request and the shelf registration statement required to be filed thereby has not become effective by the later of July 29, 2014 or 90 days after the delivery of such Shelf Request.

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement.  The exchange notes will not have rights to additional interest as set forth above, upon the consummation of the exchange offer.  The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement.  A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Embraer Overseas is offering to exchange US$1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes.  You may tender some or all of your unregistered notes only in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.  As of the date of this prospectus, US$540,518,000 aggregate principal amount of the unregistered notes are outstanding.

The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except that the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer.  The exchange notes will not have registration rights and the exchange notes will not have rights to additional interest.  The exchange notes will be issued under and be entitled to the benefits of the indenture, dated as of September 16, 2013, among Embraer Overseas, as issuer, Embraer, as guarantor, and The Bank of New York Mellon, as trustee.

In connection with the issuance of the unregistered notes, Embraer Overseas arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary, and through Euroclear and Clearstream Banking, pursuant to established procedures between DTC and Euroclear or Clearstream Banking.  The exchange notes will also be issuable and transferable in book-entry form through DTC and through Euroclear and Clearstream Banking, pursuant to established procedures between DTC and Euroclear or Clearstream Banking.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer.  Embraer Overseas will be deemed to have accepted for exchange validly tendered unregistered notes when and if it has given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent.  The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If any tendered unregistered notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.

Holders of unregistered notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to the exchange offer.  We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Any unregistered notes which holders do not tender or which Embraer Overseas does not accept in the exchange offer will remain outstanding and continue to accrue interest and will be subject to restrictions on transfer.  Embraer Overseas does not have any obligation to register such unregistered notes under the Securities Act.  Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.  Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, Embraer Overseas will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

•         the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the SEC;

•         any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in Embraer Overseas’s reasonable judgment, would impair its ability to proceed with the exchange offer; or

•         any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in Embraer Overseas’s good faith determination, does not permit it to effect the exchange offer.

Expiration Date; Extensions; Amendment; Termination

The exchange offer will expire at     , New York City time, on        , 2014, unless, in Embraer Overseas’s sole discretion, Embraer Overseas extends it.  In the case of any extension, Embraer Overseas will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension.  Embraer Overseas will also notify the registered holders of unregistered notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

To the extent Embraer Overseas is legally permitted to do so, it expressly reserves the right, in its sole discretion, to:

•         delay accepting any unregistered note;

•         waive any condition of the exchange offer; and

•         amend the terms of the exchange offer in any manner.

Embraer Overseas will give oral or written notice of any non-acceptance or amendment to the registered holders of the unregistered notes as promptly as practicable.  If Embraer Overseas considers an amendment to the exchange offer to be material, it will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner.

If Embraer Overseas determines in its sole discretion that any of the events or conditions described in “—Conditions of the Exchange Offer” has occurred, Embraer Overseas may terminate the exchange offer.  Embraer Overseas may:

•         refuse to accept any unregistered notes and return any unregistered notes that have been tendered to the holders;

•         extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered unregistered notes to withdraw their tendered unregistered notes; or

•         waive the termination event with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If any such waiver constitutes a material change in the exchange offer, Embraer Overseas will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of unregistered notes, and Embraer Overseas will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered notes, if the exchange offer would otherwise expire during that period.

Any determination by Embraer Overseas concerning the events described above will be final and binding upon the parties.  Without limiting the manner by which Embraer Overseas may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, Embraer Overseas will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

The exchange notes will accrue interest from and including March 16, 2014, the previous date on which interest due on the unregistered notes was paid.  Interest will be paid on the exchange notes semiannually on March 16 and September 16 of each year, commencing on September 16, 2014.  Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered notes until the date of the issuance of the exchange notes.  Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Resale of Exchange Notes

Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to it, Embraer Overseas believes that the exchange notes issued pursuant to the exchange offer in exchange for the unregistered notes may be offered for resale, resold and otherwise transferred by their holders without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•         any exchange notes to be received by you will be acquired in the ordinary course of your business;

•         you are not engaged in, do not intend to engage in and do not have any arrangement or understanding with any person to participate in the distribution of the unregistered notes or exchange notes;

•         you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of Embraer Overseas or Embraer or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•         if you are a broker-dealer, you have not entered into any arrangement or understanding with Embraer Overseas, Embraer or any “affiliate” of Embraer Overseas or Embraer (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes;

•         if you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes; and

•         you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

If you are a broker-dealer that receives exchange notes in exchange for unregistered notes held for your own account, as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.  The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for unregistered notes.  We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale.

Clearing of the Notes

Upon consummation of the exchange offer, the exchange notes will have different CUSIP, Common Code and ISIN numbers from the unregistered notes.

Unregistered notes that were issued under Regulation S that are not tendered for exchange will continue to clear through Euroclear and Clearstream Banking under their original Common Codes and their ISIN numbers will remain the same.  Regulation S unregistered notes (unless acquired by a dealer manager as part of their original distribution) may now be sold in the United States or to U.S. persons and, upon any such transfer, a beneficial interest in the Regulation S unregistered global notes may be exchanged for an interest in the exchange global senior note in accordance with procedures established by Euroclear or Clearstream Banking and DTC.

Beneficial interests in the restricted Regulation S global notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S global notes upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S.

We cannot predict the extent to which beneficial owners of interests in the Regulation S unregistered global notes will participate in the exchange offer.  Beneficial owners should consult their own financial advisors as to the benefits to be obtained from exchange.

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name unregistered notes are registered on Embraer Overseas’ agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC, Euroclear or Clearstream Banking who desires to deliver such unregistered notes by book-entry transfer at DTC, Euroclear or Clearstream Banking, as the case may be.

Except in limited circumstances, only a Euroclear participant, Clearstream Banking participant or a DTC participant listed on a DTC notes position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer.  To tender unregistered notes in the exchange offer:

•         holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “—Book-Entry Transfer” and in the letter of transmittal.

•         Euroclear participants and Clearstream Banking participants on behalf of the beneficial owners of unregistered notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream Banking, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream Banking, as the case may be, in lieu of a letter of transmittal.  Euroclear or Clearstream Banking, as the case may be, will then transfer the appropriate notice to DTC in accordance with established procedures between DTC and Euroclear or Clearstream Banking.  See the term “agent’s message” under “— Book-Entry Transfer.”

In addition:

•         the exchange agent must receive any corresponding certificate or certificates representing unregistered notes along with the letter of transmittal;

•         the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered notes into the exchange agent’s account at DTC, including confirmations transmitted by Euroclear or Clearstream Banking to DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below; or

•         the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder of unregistered notes will constitute an agreement between such holder and Embraer Overseas in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.  If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal.  The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book Entry Transfer,” to the exchange agent is at the election and risk of the holder.  Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service.  In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer.  No letter of transmittal or unregistered notes should be sent to us but must instead be delivered to the exchange agent.  Delivery of documents to DTC, Euroclear or Clearstream Banking in accordance with their respective procedures will not constitute delivery to the exchange agent.

If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.  If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•         make appropriate arrangements to register ownership of the unregistered notes in your name; or

•         obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “—Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

•         by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•         for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes.  If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Embraer Overseas, evidence satisfactory to Embraer Overseas of their authority to so act must be submitted with the letter of transmittal.

Embraer Overseas will determine in its sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes.  Embraer Overseas’s determinations will be final and binding.  Embraer Overseas reserves the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes, the acceptance of which would, in the opinion of its counsel, be unlawful.  Embraer Overseas also reserves the absolute right to waive any irregularities or conditions of tender as to particular unregistered notes.  Embraer Overseas’s interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as Embraer Overseas will determine.  Neither Embraer Overseas, Embraer, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification.  Tenders of unregistered notes will not be deemed to have been made until such irregularities have been cured or waived.  Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

In addition, Embraer Overseas reserves the right in its sole discretion to (a) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise.  The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

Embraer Overseas understands that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer.  Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer.  Any participant in Euroclear or Clearstream Banking may make book-entry delivery of Regulation S unregistered notes by causing Euroclear or Clearstream Banking to transfer such notes into the exchange agent’s account at DTC in accordance with established procedures between DTC and Euroclear or Clearstream Banking for transfer.  The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent’s account at DTC, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, has received an express acknowledgment which may be through Euroclear or Clearstream Banking, from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and Embraer Overseas may enforce such agreement against the participant.  Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream Banking participant, as the case may be, that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

Holders who wish to tender their unregistered notes and (i) whose unregistered notes are not immediately available, or (ii) who cannot deliver their unregistered notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC’s, Euroclear’s or Clearstream Banking’s respective standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered notes if:

•         the tender is made through an eligible institution;

•         before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•         setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered notes tendered and the principal amount of unregistered notes tendered;

•         stating that the tender offer is being made by guaranteed delivery; and

•         guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered notes tendered and any other documents required by the letter of transmittal or, alternatively, a book-entry confirmation will be deposited by the eligible institution with the exchange agent; and

•         the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal or, alternatively, a book-entry confirmation, within three (3) business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to , New York City time, on , 2014, the expiration date of the exchange offer.

For a withdrawal to be effective:

•         the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under “—Exchange Agent;” or

•         for DTC, Euroclear or Clearstream Banking participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•         specify the name of the person who tendered the unregistered notes to be withdrawn;

•         identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes to be withdrawn;

•         be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•         specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream Banking to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility.  Embraer Overseas will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and its determination shall be final and binding on all parties.  Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered.  Any unregistered notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal.  Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•         may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

•         shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer and the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange of the unregistered notes.  Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon
101 Barclay Street 4E
New York, New York, 10286
Attn:  Global Finance Service

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer.  The principal solicitation for tenders pursuant to the exchange offer is being made by mail.  Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer.  We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees.  We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer.  The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•         certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of unregistered notes tendered;

•         tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•         a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

DESCRIPTION OF THE EXCHANGE NOTES

The exchange notes will be issued pursuant to the indenture, dated as of September 16, 2013, among Embraer Overseas, as issuer, Embraer, as guarantor, and The Bank of New York Mellon, as trustee (which term includes any successor as trustee under the indenture), registrar, transfer agent and principal paying agent.  A copy of the indenture, including the form of the notes and the related guarantee, is available for inspection during normal business hours at the offices of the trustee and any of the other paying agents.  The trustee or any paying agent will also act as transfer agent and registrar in the event that Embraer Overseas issues certificates for the exchange notes in definitive registered form.  The unregistered notes and the exchange notes are collectively referred to as the “notes”

This description of notes is a summary of the material provisions of the notes and the indenture.  You should refer to the indenture for a complete description of the terms and conditions of the notes and the indenture, including the obligations of Embraer Overseas and Embraer and your rights.

General

The notes:

•         will be senior unsecured unsubordinated obligations of Embraer Overseas;

•         will mature at 100% of their principal amount on September 16, 2023;

•         will be issued in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof;

•         will be represented by one or more registered notes in global form and may be exchanged for notes in certificated form only in limited circumstances; and

•         will initially be unconditionally guaranteed on a senior unsecured basis by Embraer.

Interest on the notes:

•         will be borne a rate per annum equal to 5.696%;

•         will accrue from the Early Participation Settlement Date or from the most recent interest payment date;

•         will be payable in cash semi-annually in arrears on March 16 and September 16 of each year commencing on March 16, 2014;

•         will be payable to the holders of record on the March 1 and September 1 immediately preceding the related interest payment dates; and

•         will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, and interest (including additional interest, if any) and any additional amounts on, the notes will be payable at the office of the trustee and at the offices of the paying agents, and the transfer of the notes will be registrable at the office of the trustee, registrar and transfer agent.

Embraer Guarantee

Embraer will unconditionally guarantee Embraer Overseas’s payment obligations under the notes and the indenture. The guarantee will constitute the direct, senior unsecured obligation of Embraer.

Ranking

The notes will constitute direct senior unsecured obligations of Embraer Overseas. The notes will rank at least pari passu in priority of payment with all other existing and future senior unsecured indebtedness of Embraer Overseas.

At December 31, 2013, Embraer Overseas had US$400.5 million of debt outstanding, which is the aggregate principal amount outstanding of the 6.375% Notes due 2017, the 6.375% Notes due 2020 and the unregistered notes.

The obligations of Embraer under the guarantees will rank:

•         equal in right of payment to all other existing and future senior, unsecured debt of Embraer, subject to certain statutory preferences under applicable law, including labor and tax claims;

•         senior in right of payment to Embraer’s subordinated debt; and

•         effectively subordinated to debt and other liabilities (including subordinated debt and trade payables) of Embraer’s subsidiaries, to secured debt of Embraer to the extent of such security, and to certain obligations having statutory preference, including claims for salaries, wages, social security, taxes, and court fees, expenses and costs. See “Risk Factors—Risks Relating to the Notes—Payments on the notes and the guarantee will be junior to any secured debt obligations of Embraer Overseas and Embraer, as the case may be, and effectively junior to debt obligations of Embraer’s subsidiaries.”

At December 31, 2013, on a consolidated basis, we had US$2,194.3 million of debt outstanding. Of this debt, US$331.6 million was secured debt and US$1,038.9 million was debt of our subsidiaries. In addition, at December 31, 2013, we had off-balance sheet exposure of US$655.4  million relating to financial and residual value guarantees.

Certain of Embraer’s operations are, and in the future may be, conducted through its subsidiaries, which subsidiaries may issue debt without any limitation or restrictions.

Redemption and Repurchase

The notes will not be redeemable prior to maturity, except as described below.

Optional Tax Redemption

Embraer Overseas will have the option to redeem, in whole but not in part, the notes, upon giving not less than 30 nor more than 60 days’ notice to the holders, at 100% of the principal amount thereof, plus accrued interest and any additional amounts payable with respect thereto where as a result of a change in or amendment occurring after the date of this Offering Memorandum to the laws of the Cayman Islands or Brazil or any political subdivision or taxing authority thereof or therein (or rules and regulations thereunder or the official interpretation, administration or application thereof), we would be required to pay additional amounts in excess of those attributable to Cayman Islands or Brazilian withholding tax on the basis of a statutory rate of 15%. No such notice of redemption will be given earlier than 60 days prior to the earliest date on which Embraer Overseas or Embraer, as the case may be, would be obligated to pay such additional amounts if a payment in respect of such notes were then due. Prior to the publication or mailing of any notice of redemption of the notes as described above, Embraer Overseas must deliver to the trustee an officers’ certificate to the effect that the obligations of Embraer Overseas or Embraer, as the case may be, to pay additional amounts cannot be avoided by Embraer Overseas or Embraer taking reasonable measures available to it. Embraer Overseas will also deliver an opinion of an independent external legal counsel of recognized standing stating that Embraer Overseas or Embraer, as the case may be, would be obligated to pay additional amounts due to the changes in tax laws or regulations. The trustee will accept this certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth above, in which event it will be conclusive and binding on the holders.

Optional Redemption With Make-Whole Amount

The notes will be redeemable, at the option of Embraer Overseas, in whole or in part, upon giving not less than 30 nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued interest (including additional interest, if any), and any additional amounts, on the principal amount of the notes to the date of redemption.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Embraer Overseas.

“Comparable Treasury Price” means, with respect to any redemption date (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. or their affiliates which are primary United States government securities dealers and no less than two other leading primary United States government securities dealers in New York City reasonably designated by Embraer Overseas; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “primary treasury dealer”), Embraer Overseas will substitute therefor another primary treasury dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer, and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Open Market Purchases

Embraer Overseas, Embraer or their affiliates may at any time purchase the notes in the open market or otherwise at any price. Any such purchased notes may be cancelled or resold but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

The indenture provides that all payments in respect of the notes will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands or a successor jurisdiction or any authority therein or thereof having power to tax unless Embraer Overseas or Embraer, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Embraer Overseas or Embraer, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the notes after such withholding or deduction shall equal the respective amounts of principal of, or premium, if any, or interest which would have been receivable in respect of the notes in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Embraer nor Embraer Overseas will have to pay additional amounts:

•         to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such note by reason of his having some connection with Brazil or the Cayman Islands other than the mere holding of the note and the receipt of payments with respect to the note;

•         in respect of notes surrendered (if surrender is required) more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of such note would have been entitled to such additional amounts on surrender of such note for payment on the last day of such period of 30 days;

•         where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such directive;

•         to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and Embraer Overseas or Embraer, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;

•         in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

•         in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of, or premium, if any, or interest on the note or by direct payment by Embraer Overseas or Embraer in respect of claims made against Embraer Overseas or Embraer; or

•         in respect of any combination of the above.

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount is so received by the trustee. The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Embraer Overseas nor Embraer shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such notes, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Embraer Overseas or Embraer, as the case may be.

Any reference in this Offering Memorandum, the indenture or the notes to principal, interest or any other amount payable in respect of the notes or the guarantee by Embraer Overseas or Embraer, as applicable, will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

Payments

Embraer Overseas and Embraer (as guarantor) will make all payments on the notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts.

Embraer Overseas will make payments of principal upon surrender of the relevant notes at the specified office of the trustee or any of the paying agents. Payments of principal and interest in respect of each note will be made by the trustee and the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such note at its registered address. Upon application by the holder to the specified office of the trustee not less than 10 business days before the due date for any payment in respect of a note, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City.

All payments by Embraer Overseas or Embraer in respect of the notes or the related guarantees, as the case may be, including, without limitation, additional interest, if any, will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of a similar nature (and any fines, penalties or interest related thereto) imposed or levied by or on behalf of Brazil or the Cayman Islands or any political subdivision or authority of or in Brazil or the Cayman Islands having power to tax, unless such withholding or deduction is required by law, except under certain specified circumstances contained in the indenture. See “—Payment of Additional Amounts.” No commissions or expenses will be charged to the holders in respect of such payments.

Subject to applicable law, the trustee and the paying agents will pay to Embraer Overseas or Embraer, as applicable, upon request any monies held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to Embraer Overseas and Embraer for payment as general creditors. After the return of such monies by the trustee or the paying agents to Embraer Overseas or Embraer, as applicable, neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. In addition, as long as the notes are listed on a securities exchange, we will provide notice to the holders in accordance with the applicable rules of such exchange.

Defeasance and Discharge

Embraer Overseas and Embraer will be legally released from any payment and other obligations on the notes, except for various obligations described below (called “full defeasance”), provided that Embraer Overseas or Embraer, in addition to other actions, puts in place the following arrangements for you to be repaid:

•         Embraer Overseas or Embraer must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the notes on their various due dates.

•         Embraer Overseas or Embraer must deliver to the trustee a legal opinion of outside counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under the current U.S. federal income tax law Embraer Overseas or Embraer, as the case may be, may make the above deposit without causing you to be taxed on the notes any differently than if Embraer Overseas or Embraer did not make the deposit and instead repaid the notes itself.

If Embraer Overseas or Embraer ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to Embraer Overseas or Embraer for repayment in the unlikely event of any shortfall. However, even if Embraer Overseas or Embraer takes these actions, a number of our obligations relating to the notes will remain. These include the following obligations:

•         to register the transfer and exchange of notes;

•         to replace mutilated, destroyed, lost or stolen notes;

•         to maintain paying agencies; and

•         to hold money for payment in trust.

Covenant Defeasance

Embraer Overseas or Embraer can make the same type of deposit described above and be released from all or some of the restrictive covenants, if any, that apply to the notes. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the notes. In order to achieve covenant defeasance, Embraer Overseas or Embraer would be required to take all of the steps described above under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in U.S. federal income tax laws or a ruling from the U.S. Internal Revenue Service.

If Embraer Overseas or Embraer were to accomplish covenant defeasance, the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is An Event of Default?” would no longer apply.

If Embraer Overseas or Embraer accomplishes covenant defeasance, you would still be able to look to Embraer Overseas and to Embraer for repayment of the notes if there were a shortfall in the trust deposit. If any event of default occurs and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Covenants

Mergers and Similar Transactions

Embraer Overseas and Embraer will each covenant that they will not, without the consent of the holders of a majority in aggregate principal amount of the notes outstanding under the indenture, consolidate with or merge into any other corporation or convey or transfer all or substantially all of their properties or assets to any other person, unless:

•         the person formed by such consolidation or into which Embraer Overseas or Embraer is merged or the person which acquires by conveyance or transfer all or substantially all of the properties or assets of Embraer Overseas or Embraer, which we refer to as the “successor person,” will expressly assume via a supplemental indenture the due and punctual payment of the principal of and interest on all the notes issued under the indenture and all other obligations of Embraer Overseas or Embraer under the indenture and the notes and, in case such consolidation, merger, conveyance or transfer involves Embraer Overseas, Embraer will expressly reaffirm its obligations under the indenture and the notes;

•         immediately after giving effect to such transaction, no event of default with respect to any note issued under the indenture will have occurred and be continuing;

•         Embraer Overseas and Embraer have delivered to the trustee under the indenture a certificate signed by two executive officers of Embraer and two directors of Embraer Overseas stating that such consolidation, merger, conveyance or transfer and supplemental indenture complies with this section and that all conditions precedent provided in the indenture, which relate to such transaction, have been complied with and an opinion of independent external counsel of recognized standing stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all conditions provided, which relate to the transaction, have been complied with;

•         the successor person will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands or a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the notes, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the notes after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the notes in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction; and

•         in the case of consolidation or merger of Embraer Overseas or conveyance or transfer of all or substantially all of Embraer Overseas’ properties or assets, such transaction is permitted under “—Limitations on Embraer Overseas.”

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor person will succeed to, and be substituted for, and may exercise every right and power of, Embraer Overseas or Embraer under the notes with the same effect as if the successor person had been named as the Issuer or guarantor, as applicable, of the notes issued under the indenture. If a successor person is organized in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor person will have the right to redeem the notes unless Embraer Overseas or Embraer, as applicable, would have been entitled to redeem the notes in similar circumstances.

If the conditions described above are satisfied, neither Embraer nor Embraer Overseas will need to obtain the consent of the holders in order to merge or consolidate or convey or transfer all or substantially all of its properties or assets to any other person. Also, Embraer Overseas and Embraer will not need to satisfy these conditions if Embraer Overseas or Embraer enters into other types of transactions, including the following:

•         any transaction in which either Embraer Overseas or Embraer acquires the shares or assets of another person;

•         any transaction that involves a change of control of Embraer Overseas or Embraer, but in which neither Embraer nor Embraer Overseas merges or consolidates; and

•         any transaction in which Embraer Overseas or Embraer sells or otherwise disposes of less than substantially all of its properties or assets.

Limitation on Liens

Embraer will covenant that for so long as any notes remain outstanding, Embraer Overseas or Embraer will not create, incur, issue or assume any Indebtedness (as defined under “—Certain Defined Terms” below) secured by any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a “Lien”), except for Permitted Liens (as defined below), without securing the outstanding notes equally and ratably therewith or prior thereto.

For purposes of this covenant, “Permitted Liens” means any Lien:

(a)     granted upon or with regard to any property acquired after the date of the indenture by Embraer to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purpose of financing the acquisition of such property;

(b)     in existence on the date of the indenture and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the indenture;

(c)     arising in the ordinary course of business of Embraer in connection with the financing of any aircraft owned by Embraer that is leased to another person; provided, however, that such Lien is limited to such aircraft;

(d)     arising by operation of law, such as tax, merchants’, maritime or other similar Liens arising in the ordinary course of business of Embraer or Embraer Overseas;

(e)     arising in the ordinary course of business in connection with the financing of export, import or other trade transactions of Embraer or Embraer Overseas;

(f)      granted upon or with regard to any present or future asset or property of Embraer related in respect of Indebtedness of Embraer which is owed to (1) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A. (“BNDESPAR”), Financiadora de Estudos e Projetos (“FINEP”) and Agência Especial de Financiamento Industrial (“FINAME”), (2) any international official export-import bank or official export-import credit insurer, or (3) the International Finance Corporation or any international multilateral or government-sponsored agency;

(g)     existing with respect to any assets of a person at the time such person is merged or consolidated with or into Embraer or Embraer Overseas (and such Lien is not incurred in anticipation of such transaction), provided that such Lien is not extended to any asset of Embraer or Embraer Overseas other than the assets of such person affected thereby prior to giving effect to such merger or consolidation, (2) existing on any assets at the time of the acquisition thereof (and not incurred in anticipation of such transaction), and (3) to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancing, refunding or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to above, provided that such liens do not extend to any other property;

(h)     created pursuant to any order of attachment or similar legal process arising in connection with court proceedings which are being contested by Embraer or Embraer Overseas or in good faith and by appropriate proceedings;

(i)       on any property or assets in connection with Indebtedness related to any regulated program for industrial or defense development related to the activities performed by Embraer imposed or entered into as a result of the regulations or requirements of an applicable governmental authority; provided, however, that such lien is limited to such property or assets associated with such regulated program;

(j)      existing on any asset prior to the acquisition thereof by Embraer and/or Embraer Overseas and not created in contemplation of such acquisition;

(k)     created over funds reserved for the payment of principal, interest and premium, if any, due in respect of notes issued by Embraer or Embraer Overseas under the indenture;

(l)       arising from Capitalized Lease Obligations entered into by Embraer in the ordinary course of business; or

(m)   granted after the date of the indenture upon or in respect of any asset of Embraer other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Embraer’s stockholders’ equity (calculated on the basis of Embraer’s latest quarterly unaudited or annual audited consolidated financial statements, whichever is the most recently prepared in accordance with IFRS and currency exchange rates prevailing on the last day of the period covered by such financial statements).

Limitations on Embraer Overseas

The indenture limits and restricts Embraer Overseas from taking the following actions or engaging in the following activities or transactions:

(1)     engaging in any business or entering into, or being a party to, any transaction or agreement except for:

(a)     the issuance, sale and redemption of notes and other Indebtedness (including syndicated loans) and any activities incidentally related thereto;

(b)     the incurrence of Indebtedness to make inter-company loans to Embraer and its Subsidiaries to finance the acquisition of supply materials by Embraer and its Subsidiaries, and activities reasonably related thereto;

(c)     any cash management measures and short-term investments;

(d)     the entering into Hedging Agreements relating to the notes or other Indebtedness;

(e)     any transaction in the ordinary course of business of Embraer Overseas; and

(f)      any other transaction required by applicable law;

(2)     entering into any consolidation, merger, amalgamation, joint venture, or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except, in each case, with or to Embraer or a Subsidiary and which is otherwise permitted under “—Limitation on Consolidation, Merger or Transfer of Assets” above; provided, however, if Embraer Overseas enters into such a transaction with a Subsidiary, and it results in the successor person becoming organized in or considered to be resident in a jurisdiction other than the Cayman Islands, then such transaction will only be permitted if such transaction will not result in the payment of additional amounts as described under “—Additional Amounts” (as provided by the provisions of the fourth bullet under “—Limitation on Consolidation, Merger or Transfer of Assets”) in connection with the next payment in respect of the notes;

(3)     entering into any transaction which would cause it to be deemed an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended; and

(4)     creating any Lien in favor of any person other than (a) any Lien incurred in connection with the entering into any Hedging Agreement permitted under clause (1)(d) above or (b) any “Permitted Lien” as defined under “—Limitation on Liens.”

Events of Default

The indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection.

What Is an Event of Default?

The indenture provides that the term “Event of Default” with respect to the notes means any of the following:

•         failure to pay any interest (or additional amounts, if any) on any of the notes on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the notes on the date when due;

•         Embraer Overseas or Embraer fails to duly perform or observe any other covenant or agreement in respect of the notes and such failure continues for a period of 60 days after Embraer Overseas or Embraer, as applicable, receives a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of notes;

•         the maturity of any Indebtedness of Embraer Overseas, Embraer or any Subsidiary in a total aggregate principal amount of US$50 million (or the equivalent in other currencies) or more is accelerated in accordance with the terms of such Indebtedness, or the failure by Embraer Overseas, Embraer or any Subsidiary to make payment at maturity of such Indebtedness (after giving effect to any grace period provided in the terms of such Indebtedness);

•         one or more final judgments or decrees for the payment of money in excess of US$50 million (or the equivalent in other currencies) in the aggregate are rendered against Embraer, Embraer Overseas or any Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (i) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 60 days following commencement of such enforcement proceedings or (ii) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

•         Embraer Overseas, Embraer or a Significant Subsidiary: (i) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (ii) applies for or Consents to the entry of an order for relief against it in an involuntary case; (iii) applies for or Consents to the appointment of a custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; (v) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (vi) files for a reorganization of its debts (judicial or extrajudicial recovery);

•         a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against Embraer Overseas, Embraer or any Significant Subsidiary in an involuntary case; (ii) appoints a custodian of Embraer Overseas, Embraer or any Significant Subsidiary or for any substantial part of the property of Embraer Overseas, Embraer or any Significant Subsidiary; (iii) orders the winding up or liquidation of Embraer Overseas, Embraer or any Significant Subsidiary; (iv) adjudicates Embraer Overseas, Embraer or any Significant Subsidiary as bankrupt or insolvent; (v) ratifies an accord or composition in bankruptcy between Embraer Overseas, Embraer or any Significant Subsidiary and the respective creditors thereof; or (vi) grants a judicial or extrajudicial recovery to Embraer Overseas, Embraer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

•         a final judgment or judgments (not subject to appeal) determines the guarantees of such notes to be unenforceable or invalid, such guarantees cease for any reason to be valid and binding or enforceable against Embraer, or any person acting on its behalf denies or disaffirms its obligations under such guarantees; or

•         an Illegality Event shall have occurred and be continuing.

Remedies upon an Event of Default

The Trustee shall not be deemed to have notice of any Default or Event of Default (other than a payment default) unless written notice of any event which is in fact such a Default or Event of Default is received by a responsible officer of the Trustee at the corporate trust office of the Trustee and such notice references the notes and the indenture.

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee may, or at the written request of holders of not less than 25% in principal amount of the outstanding notes will, declare the entire principal amount of the notes to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Embraer Overseas or Embraer, the entire principal amount of the notes will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the notes under the indenture. If the maturity of the notes is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding notes may cancel the acceleration of the notes, provided that Embraer Overseas or Embraer has paid or deposited with the trustee under the indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the notes, (ii) the principal of any notes which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the notes (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the indenture and all amounts Embraer Overseas or Embraer owe the trustee; and provided, further, that all other defaults with respect to the notes have been cured or waived.

The trustee is not required under the indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•         you must give the trustee under the indenture written notice of a continuing event of default;

•         the holders of not less than 25% in principal amount of the outstanding notes must make a written request that the trustee institute proceedings in respect of the event of default;

•         they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•         the trustee must not have taken action for 60 days after the above steps have been taken; and

•         during those 60 days, the holders of a majority in principal amount of the outstanding notes must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the notes.

Under the indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security on or after its due date and which was not paid in full by Embraer Overseas or Embraer.

Waiver of Default

The holders of not less than a majority in principal amount of the notes may waive any default for the notes, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the notes.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the notes or to waive a default.

Modification and Waiver

The indenture provides several categories of changes that can be made to the indenture and the notes. Such changes may or may not require the consent of the holders, as described below.

Changes Requiring Each Holder’s Approval

The indenture provides that there are changes to that indenture that cannot be made without the approval of each holder of the outstanding notes affected thereby. These types of changes are:

•         a change in the stated maturity for any principal or interest payment on the notes;

•         a reduction in the principal amount, the interest rate, the redemption price for the notes or the principal amount that would be due and payable upon acceleration;

•         a change in the obligation to pay additional amounts;

•         a change in the currency of any payment on the notes;

•         a change in the place of any payment on the notes;

•         an impairment of the holder’s right to sue for payment of any amount due on its notes;

•         a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any note;

•         a change in any provision of the guarantees by Embraer in a manner which would materially and adversely affect the holders; and

•         a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a modification or waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the notes.

Changes Not Requiring Approval

The indenture provides that some changes do not require any approval by holders of notes under that indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding notes under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees.

Changes Requiring Majority Approval

The indenture provides that other changes to the indenture and the outstanding notes under the indenture must be approved by the holders of a majority in principal amount of the notes affected by the change. The required approval must be given by written consent.

The indenture provides that the same majority approval would be required for Embraer Overseas or Embraer to obtain a waiver of any of its covenants in the indenture. The covenants of Embraer Overseas and Embraer in the indenture include the covenants made by Embraer Overseas and Embraer about mergers and similar transactions and the incurrence of liens on their assets, which are described below under “—Certain Covenants—Mergers and Similar Transactions” and “—Limitation on Liens.” If the holders approve a waiver of a covenant, Embraer Overseas and Embraer will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the notes or the indenture, as it affects any security, that Embraer Overseas and Embraer cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Voting Mechanics

Notes will not be considered outstanding and, therefore, will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Notes held by Embraer Overseas, Embraer or their affiliates are not considered outstanding.

Embraer Overseas will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee, and not Embraer Overseas, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days).

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the notes or request a waiver.

Further Issuances

Embraer Overseas reserves the right to issue, from time to time, without the consent of the holders of the notes, additional notes on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Book-Entry Ownership, Denomination and Transfer Procedures for the Notes

Embraer Overseas and the trustee will make an application to DTC for acceptance in its book-entry settlement system of the notes, which will be in global form. The notes will be deposited with the trustee, as custodian, for the nominee of DTC. The custodian and DTC will electronically record the principal amount of the notes held within the DTC system. Investors may hold such interests directly through DTC if they are participants in DTC.

Regarding the Trustee

The Bank of New York Mellon will serve as the trustee under the indenture. The Bank of New York Mellon may from time to time have other business relationships with Embraer, Embraer Overseas and their Affiliates.

Certain Defined Terms

The following terms have the specified meanings for purposes of the indenture, the notes and the guarantee:

“Indebtedness” means, with respect to any person, any amount payable (whether as a direct obligation or indirectly through a guarantee by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a Capitalized Lease Obligation; provided, however, that, as used in the cross-acceleration provision described in the third bullet point under “Events of Default—What is an Event of Default?” “Indebtedness” will not include any payment made by Embraer on behalf of an Affiliate, upon any Indebtedness of such Affiliate becoming immediately due and payable as a result of a default by such Affiliate, pursuant to a guarantee or similar instrument provided by Embraer in connection with such Indebtedness, provided  that such payment made by Embraer is made within five business days of notice being provided to Embraer that payment is due under such guarantee or similar instrument.

“Affiliate” means, with respect to any specified person, (a) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capitalized Lease Obligation” means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with IFRS.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates.

 “Illegality Event” means an event as a result of which it becomes and continues to be unlawful for Embraer Overseas or Embraer to perform or comply with any one or more of its obligations under the notes, the guarantee or the indenture.

“Significant Subsidiary” means any Subsidiary of Embraer which at the time of determination either (a) had assets which, as of the date of Embraer’s most recent unaudited quarterly or audited annual consolidated balance sheet, constituted at least 10% of Embraer’s total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of Embraer’s most recent unaudited quarterly or audited annual consolidated statement of income which constituted at least 10% of Embraer’s total revenues on a consolidated basis for such period.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Embraer, (b) Embraer and one or more of its Subsidiaries or (c) one or more of its Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Banking set forth below are provided solely as a matter of convenience.  These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time.  None of Embraer Overseas, Embraer or the exchange agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•         a limited purpose trust company organized under the laws of the State of New York;

•         a “banking organization” within the meaning of the New York Banking Law;

•         a member of the Federal Reserve System;

•         a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•         a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates.  DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and some other organizations.  Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly.  Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

Embraer Overseas and Embraer expect that pursuant to procedures established by DTC:

•         upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the exchange agent with an interest in the global note; and

•         ownership of the notes will be shown on, and the transfer of ownership of the notes will be effective only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form.  Accordingly, the ability to transfer interests in the notes represented by a global senior note to these persons may be limited.  In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in senior notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global note for all purposes under the indenture.  Except as provided below, owners of beneficial interests in a global note:

•         will not be entitled to have senior notes represented by the global note registered in their names;

•         will not receive or be entitled to receive physical delivery of certificated senior notes; and

•         will not be considered the owners or holders of the senior notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of senior notes under the indenture or the global senior note.  We understand that under existing industry practice, if Embraer Overseas or Embraer requests any action of holders of senior notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders.  None of Embraer Overseas, Embraer or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of senior notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the senior notes.

Payments with respect to the principal of a premium, if any, and interest (including additional interest, if any, on the unregistered senior notes) on any senior notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those senior notes under the indenture.  Under the terms of the indenture, Embraer Overseas, Embraer and the trustee may treat the persons in whose names the senior notes, including the global notes, are registered as the owners of the senior notes for the purpose of receiving payment on the senior notes and for any and all other purposes whatsoever.  Accordingly, none of Embraer Overseas, Embraer or the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest.  Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.  Transfers between participants in Euroclear or Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the senior notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary.  These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels times, of that system.  If the transaction meets its settlement requirements, Euroclear or Clearstream Banking, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a global note from a participant in DTC, will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream Banking, immediately following the settlement date of DTC.  Cash received in Euroclear or Clearstream Banking as a result of sales of interest in a global note by or through a Euroclear or Clearstream banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC’s settlement date.

Although DTC, Euroclear and Clearstream Banking have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time.  None of Embraer Overseas, Embraer or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Note

If:

•         DTC notifies Embraer Overseas that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the U.S. Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation;

•         Embraer Overseas or Embraer, at its option, notifies the trustee in writing that it elects to cause the issuance of senior notes in definitive form under the indenture; or

•         upon the occurrence of some other events as provided in the indenture;

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes.  Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered thereto.

None of Embraer Overseas, Embraer or the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

TAXATION

The following discussion, subject to the limitations set forth below, describes material Cayman Islands, Brazilian and United States tax considerations relating to your ownership and disposition of notes.  This discussion does not purport to be a complete analysis of all tax considerations in the Cayman Islands, Brazil and the United States and does not address tax treatment of holders of notes under the laws of other countries.  Holders of notes who are resident in countries other than the Cayman Islands, Brazil and the United States along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Cayman Islands Taxation

Embraer Overseas received from the Governor in Cabinet of the Cayman Islands an undertaking pursuant to the Tax Concessions Law (2011 Revision) of the Cayman Islands dated October 17, 2006 to the effect that, for a period of 20 years from the date of such undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Issuer or its operations and no such tax or tax in the nature of estate duty or inheritance tax shall be payable on the shares, debentures or other obligations of the Issuer.

The Issuer has been advised that under existing Cayman Islands laws:

1.       Payments in respect of the notes and guarantee will not be subject to taxation in the Cayman Islands and no withholding will be required on such payments to any holder of the notes and gains derived from sale of the notes will not be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income tax or taxation in the nature of a withholding tax, corporate or capital tax and no estate duty, inheritance tax or gift tax; and

2.       No capital or stamp duties are levied in the Cayman Islands on the issue or redemption of the notes. There is no applicable tax treaty between the United States and Cayman Islands.

However, holders whose notes are brought into the Cayman Islands may in certain circumstances be liable to pay stamp duty imposed under the laws of the Cayman Islands in respect of the notes and an instrument transferring title to a security which is in registered form would, if brought into or executed in the Cayman Islands, be subject to Cayman Islands stamp duty. Cayman Islands stamp duty of a nominal amount would also be payable in the event that documentation relating to the guarantee were brought into or executed in the Cayman Islands.

Brazilian Taxation

The following discussion is a general description of certain Brazilian tax aspects of the notes applicable to an individual, entity, trust or organization, resident or domiciled outside Brazil for tax purposes (“Non-Brazilian Holder”).

Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not directly subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003.

Since the exchange notes will be issued abroad, in connection with the exchange of the unregistered notes, we believe that the exchange notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833. However, we cannot assure prospective Non-Brazilian Holders that such interpretation of Law No. 10,833 will prevail in the courts of Brazil.

As a rule, a Non-Brazilian Holder is taxed in Brazil when income is derived from Brazilian sources or gains are realized on the disposition of assets located in Brazil. Because Embraer Overseas is considered for tax purposes as domiciled abroad, payments of interest or principal under the notes made by Embraer Overseas to a Non Brazilian Holder are not subject to withholding taxes in Brazil, as long as such payments are made with funds held by such entity abroad. Moreover, the exchange of the unregistered notes for the exchange notes which will be issued by Embraer Overseas abroad does not create taxation that should be levied in Brazil for Non-Brazilian Holders.

In case the courts determine that the unregistered notes or the exchange notes are considered assets located in Brazil, gains recognized by a Non-Brazilian Holder from the exchange of the unregistered notes or the sale or other disposition of the exchange notes will be subject to income tax in Brazil at a rate of 15%, or 25% if the Non-Brazilian Holder is located in a country or location which does not impose income tax or which imposes it at a maximum rate lower than 20% (“Low or Nil Tax Jurisdiction”).

Additionally, on June 24, 2008, Law No. 11,727 introduced the concept of “privileged tax regime,” considered as such the tax regime that (i) does not tax income or taxes it at a maximum rate lower than 20%; (ii) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or dependency or (b) contingent to the non-exercise of a substantial economic activity in the country or dependency; or (iii) does not tax or that taxes the income generated abroad at a maximum rate lower than 20%; or (iv) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out. In principle, the best interpretation of Law No. 11,727/08 leads us to conclude that the concept of “privileged tax regime” should be solely applied for purposes of transfer pricing rules in export and import transactions. However, due to the lack of precedents, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Tax Jurisdiction for other purposes by the Brazilian tax authorities.

Generally, payments of income made by Brazilian residents are subject to income tax withheld at source, at a variable rate depending on the nature of the payment and the location of the beneficiary, at a maximum of 25%. Thus, if Embraer, as guarantor of the notes, has to make any payments of interest under the notes, such payments will be taxed at a rate not exceeding 25%.

There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by Embraer, as Guarantor, to Non-Brazilian Holders. Although the argument that such payments made by Embraer do not convert the nature of the payment from principal into taxable income, there are no precedents from Brazilian courts endorsing that position and it is not possible to assure that such argument would prevail in court.

In addition, conversion of Brazilian currency into foreign currency, as well as the conversion of foreign currency into Brazilian currency, are subject to the Tax on Foreign Exchange Transactions (“IOF/Exchange”). Currently, the applicable rate of IOF/Exchange for most foreign exchange transaction is 0.38%, although other rates which vary from zero per cent to 6.00% may be applicable to particular transactions. In any case, the Brazilian federal government may increase, at any time, such rate up to 25%, but only with respect to future transactions.

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

Certain U.S. Federal Income Tax Considerations

The exchange of an unregistered note for an exchange note pursuant to the exchange offer will not constitute a “significant modification” of the unregistered note for U.S. federal income tax purposes and, accordingly, the exchange note received will be treated as a continuation of the unregistered note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an unregistered note for an exchange note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange note as it had in the unregistered note immediately before the exchange. A holder who does not exchange its unregistered note for an exchange note pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until 180 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange note.  Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

Cayman Islands

Embraer Overseas has been advised by its Cayman Islands counsel, Travers Thorp Alberga, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over a defendant according to Cayman Islands conflict of law rules. To be so enforced,  the foreign judgment must be final and conclusive and for a liquidated sum not in respect of taxes or a fine or penalty or similar fiscal or revenue obligations or of a kind inconsistent with a Cayman Islands judgment in respect of the same matters or obtained in a manner, and is not of a kind the enforcement of which is contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will:

•  recognize or enforce judgments of United States courts based on the civil liability provisions of the securities laws of the United States or any state thereof; or

•  in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United States or any state thereof, in each case, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. Embraer Overseas has appointed National Registered Agents, Inc. as its agent for service of process.

Brazil

We are a corporation organized under the laws of Brazil. Substantially all of our directors and officers, and some of the advisors and independent accountants named herein, reside in Brazil or elsewhere outside the United States, and all or a significant portion of our assets and the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process upon us and these persons within the United States or other jurisdictions outside Brazil or to enforce against us or them judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

We have been advised by Márcia Sato Davoli de Araújo, our Associate General Counsel, that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the securities would be recognized in the courts of Brazil, and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Brazilian Superior Court of Justice (Superior de Tribunal Justiça). This ratification is available only if:

•         the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•         the judgment was issued by a competent court after proper service of process on the parties, which service of process, if made in Brazil, must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•         the judgment is not subject to appeal;

•         the judgment was authenticated by a Brazilian consulate in the State of New York;

•         the judgment was translated into Portuguese by a certified sworn translator; and

•         the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

•         civil actions may be brought before Brazilian courts in connection with the Offering Memorandum based on the federal securities laws of the United States and that Brazilian courts may enforce such liabilities in such actions against us (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action);

•         the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian bankruptcy, insolvency, liquidation, reorganization or similar laws; and

•         a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of the suit in Brazil must post a bond to cover legal fees and court expenses of the defendant, should there be no real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the securities.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes offered and sold in this offering will be passed upon for Embraer Overseas and Embraer by Skadden, Arps, Slate, Meagher & Flom LLP.  Certain matters of Brazilian law relating to the notes and the guarantee will be passed upon by Bocater, Camargo, Costa e Silva—Advogados, Brazilian counsel for Embraer Overseas and Embraer.  Certain matters of Cayman Islands law will be passed upon for Embraer Overseas by Travers Thorp Alberga, Cayman Islands.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Embraer S.A. as of December 31, 2013 and 2012, and for the years  then ended, included in the 2013 Form 20-F, and the effectiveness of internal control over financial reporting as of December 31, 2013, have been audited by KPMG Auditores Independentes, independent registered public accounting firm, as stated in their report incorporated by reference in this prospectus.

The consolidated statements of income, of comprehensive income, of shareholders' equity and of cash flows of Embraer S.A. for the year ended December 31, 2011, incorporated in this prospectus by reference to the 2013 Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Neither the laws of Brazil nor the registrant’s bylaws or other constitutive documents provide for indemnification of directors or officers.

The registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the registrant.

This liability insurance also covers all payments made by the registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 21.  Exhibits

See the index to the exhibits following the signature pages hereto.

Item 22.  Undertakings

(a)           The undersigned hereby undertakes:

(1)           To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-4, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests.  The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)           The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São José dos Campos, State of São Paulo, Brazil, on April 17, 2014.

EMBRAER OVERSEAS LIMITED

By:   /s/  José Antonio de Almeida Filippo
          Name: José Antonio de Almeida Filippo
          Title: Director

By:   /s/  Marcio de Almeida Libanio
          Name: Marcio de Almeida Libanio
          Title: Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São José dos Campos, State of São Paulo, Brazil, on April 17, 2014.

EMBRAER S.A.

By:   /s/  Frederico Pinheiro Fleury Curado
          Name:    Frederico Pinheiro Fleury Curado
          Title:       Chairman, President and Chief
                          Executive Officer

By:   /s/  José Antonio de Almeida Filippo
          Name:    José Antonio de Almeida Filippo
          Title:       Executive Vice-President Corporate
                          and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frederico Pinheiro Fleury Curado and José Antonio de Almeida Filippo, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post effective amendments) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on April 17, 2014 in the capacities indicated:

Name	Title
/s/ Alexandre Gonçalves Silva Alexandre Gonçalves Silva	Chairman of Board of Directors
Sérgio Eraldo De Salles Pinto Sérgio Eraldo De Salles Pinto	Vice-Chairman of Board of Directors
/s/ Antonio Franciscangelis Neto Antonio Franciscangelis Neto	Director
/s/ Arno Hugo Augustin Filho Arno Hugo Augustin Filho	Director
/s/ Ernani de Almeida Ribeiro Junior Ernani de Almeida Ribeiro Junior	Director
/s/ Israel Vainboim Israel Vainboim	Director
/s/ João Cox Neto João Cox Neto	Director
/s/ Josué Christiano Gomes da Silva Josué Christiano Gomes da Silva	Director
/s/ Samir Zraick Samir Zraick	Director

Name	Title
/s/ Paulo Roberto de Oliveira Paulo Roberto de Oliveira	Director
/s/ Vitor Paulo Camargo Gonçalves Vitor Paulo Camargo Gonçalves	Director
/s/ Frederico Pinheiro Fleury Curado Frederico Pinheiro Fleury Curado	President & CEO
/s/ José Antonio de Almeida Filippo José Antonio de Almeida Filippo	Executive Vice-President & CFO (principal accounting officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the registrant in the United States, in the State of Delaware, United States of America, on this 17 day of April, 2014.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi

EXHIBIT INDEX

Exhibit Number	Description
3.1

Bylaws of Embraer approved at the Annual and Special Shareholders’ Meeting held on March 8, 2013, incorporated herein by reference from exhibit 99.1 to Embraer's Form 6-K furnished on March 11, 2013 (English translation)

3.2	Bylaws of Embraer Overseas Limited, incorporated herein by reference from exhibit 3.2 to Embraer's Registration Statement No. 333-141629
4.1

Indenture, dated as of September 16, 2013, among Embraer Overseas Limited, Embraer S.A. and The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent, and Principal Paying Agent, incorporated herein by reference from exhibit 2.7 to Embraer's 2013 Form 20-F

4.2

Registration Rights Agreement, dated as of September 16, 2013, among Embraer Overseas Limited, Embraer S.A. and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers, incorporated herein by reference from exhibit 2.8 to Embraer's 2013 Form 20-F

4.3	Form of Global Note
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the exchange notes
5.2	Opinion of Bocater, Camargo, Costa e Silva—Advogados with respect to the exchange notes
5.3	Opinion of Travers Thorp Alberga with respect to the exchange notes
12	Computation of Ratio of Earnings to Fixed Charges
21	List of subsidiaries, incorporated by reference from exhibit 8.1 to Embraer’s 2013 Form 20-F
23.1	Consent of KPMG Auditores Independentes
23.2	Consent of PricewaterhouseCoopers Auditores Independentes
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in their opinion filed as Exhibit 5.1)
23.4	Consent of Bocater, Camargo, Costa e Silva—Advogados (contained in their opinion filed as Exhibit 5.2)
23.5	Consent of Travers Thorp Alberga (contained in their opinion filed as Exhibit 5.3)
24	Power of Attorney (included on signature pages)
25	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1
99.1	Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Clients
99.4	Form of Letter to Nominees
99.5	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Owner